Exhibit 4.94

Statement of Undertaking

No.: 2020 Asian Games Village Credit Granting 1154

To: Beijing Branch of China Merchants Bank Co., Ltd.

Whereas, Beijing AmazGame Age Internet Technology Co., Ltd. has applied for external guarantee business in your bank and signed the Credit Agreement with No. [2020 Asian Games Village Credit Granting 1154] (hereinafter referred to as “Credit Agreement”) and the Guarantee Cooperation Agreement with No. [2020 Asian Games Village External Guarantee Cooperation Agreement No. 016, and 2020 Asian Games Village External Guarantee Cooperation Agreement No.017] (hereinafter referred to as “Cooperation Agreement”) with your bank. In order to guarantee the realization of your bank’s creditor’s rights under the Credit Agreement and the Cooperation Agreement, Sohu.com Ltd (hereinafter referred to as “we” or “us”) hereby irrevocably undertakes and confirms the following matters:

Until all debts under the Credit Agreement and the Cooperation Agreement have been paid off, we shall not pledge the equity of Changyou.com HK Limited and Changyou.com Limited to any third party or set burden of rights in any other form without the written consent of your bank.

The Statement of Undertaking shall take immediate effect and become legally binding upon us after being signed by our authorized representative and sealed with official seal, which shall remain in force until all debts under the Credit Agreement and the Cooperation Agreement are paid off. The Statement of Undertaking cannot be unilaterally revoked, withdrawn or changed. We have obtained and performed all necessary internal and external approval, authorization or other relevant procedures required for signing and performance of the Statement of Undertaking. We shall not defend against your bank on grounds including but not limited to failing to pass the internal examination and approval procedure, failing to meet other conditions stipulated in other contracts, failing to comply with the laws, regulations and regulatory provisions, etc. If we violate any contents hereof to cause losses to your bank, your bank shall have the right to request us to compensate for all losses thus incurred.

Sohu.com Ltd

Authorized signatory: /s/Joanna Lv

Date: December 10, 2020